EXHIBIT 21.1
Subsidiaries of Commercial Vehicle Group, Inc.
	Entity	Jurisdiction

1.	Cabarrus Plastics, Inc.	North Carolina, United States
2.	Comercial Vehicle Group México, S. de R.L. de C.V.	Mexico
3.	Commercial Vehicle Group, Inc.	Delaware, United States
4.	CVG Alabama, LLC	Delaware, United States
5.	CVG CVS Holdings, LLC	Delaware, United States
6.	CVG CS LLC	Delaware, United States
7.	CVG European Holdings, LLC	Delaware, United States
8.	CVG Global S.à r.l.	Luxembourg
9.	CVG International Holdings, Inc.	Barbados
10.	CVG International S.à r.l.	Luxembourg
11.	CVG Monona Wire, LLC	Iowa, United States
12.	CVG Monona, LLC	Delaware, United States
13.	CVG National Seating Company, LLC	Delaware, United States
14.	CVG Seating (India) Private Limited	India
15.	CVG Sprague Devices, LLC	Delaware, United States
16.	CVG Vehicle Components (Shanghai) Co., Ltd.	China
17.	CVS Holdings Limited	United Kingdom
18.	Mayflower Vehicle Systems, LLC	Delaware, United States
19.	MWC de México, S. de R.L. de C.V.	Mexico
20.	PEKM Kabeltechnik s.r.o.	Czech Republic
21.	Trim Systems Operating Corp.	Delaware, United States
22.	Trim Systems, Inc.	Delaware, United States